Exhibit 99.2

CONSENT OF JEFFERIES LLC

The Conflicts Committee of the Board of Directors

Southcross Energy Partners GP, LLC

1717 Main Street, Suite 5200

Dallas, Texas 75201

Members of the Conflicts Committee:

We hereby consent to the inclusion of our opinion letter dated October 31, 2017 to the Conflicts Committee of the Board of Directors (in its capacity as such) of Southcross Energy Partners GP, LLC included as Annex B, and to the references thereto under the captions “SUMMARY— Opinion of the Financial Advisor to the SXE Conflicts Committee”, “THE MERGER— Background of the Merger”, “THE MERGER— Recommendation of the SXE Conflicts Committee and the SXE GP Board and Reasons for the Merger”, and “THE MERGER— Opinion of the Financial Advisor to the SXE Conflicts Committee” in the joint proxy statement/prospectus relating to the proposed merger transaction of Southcross Energy Partners, L.P. with a wholly owned subsidiary of American Midstream Partners, LP (“AMID”), which joint proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of AMID. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Jefferies LLC

JEFFERIES LLC

New York, New York

January 9, 2018